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                                                                     EXHIBIT 1.1

                                            TRANSLATION FOR INFORMATION PURPOSES

           BYLAWS OF GRUPO AEROPORTUARIO DEL SURESTE, S.A.B. DE C.V.

                NAME, PURPOSE, DOMICILE, NATIONALITY AND DURATION

     ARTICLE ONE. NAME.

     The name of the Company is Grupo Aeroportuario del Sureste, which will always be followed by the words "Sociedad Anonima Bursatil de Capital Variable" or by the abbreviation "S.A.B. de C.V."

     ARTICLE TWO. CORPORATE PURPOSE. The purpose of the Company will be:

     1. To acquire shares, ownership interests or other interests in private or government-owned companies, whether as incorporator or by acquiring shares or ownership interests in established companies that are dedicated to the management, operation, including providing airport, supplementary and commercial services, construction and/or use of civil aerodromes and in accordance with the Airports Law and its Regulations, as well as to hold capital stock in companies that provide any type of services and to vote the shares it may hold when required, always as a block in the same sense, in accordance with these bylaws or as instructed by the Board of Directors, the shareholders of the Company or any other person vested with such authority in terms of these bylaws; to sell, transfer or dispose of any such shares or ownership interests or other securities allowed by law.

     2. To receive from other Mexican or foreign companies, entities or individuals and provide to the companies in which it may hold an interest or to other entities, companies or individuals, the services that may be required to carry out its corporate purpose, including, without limitation, technical consulting services in the industrial, administrative, accounting, marketing or finance fields in connection with the management, operation, construction and/or utilization of airports.

     3. To request and obtain in any way, whether directly or through its subsidiaries, concessions and permits for the management, operation, construction and/or utilization of airports, as well as for providing any other services necessary for the use of such airports and for carrying out any activity which supports and is related with such purpose, including, without limitation, any storage or warehousing activity, except for fiscal warehousing, and any other complementary activity to the services it provides and which directly benefits such services, as well as providing guaranties over such concessions and permits. Likewise, in the terms set forth in the applicable regulations and the respective concession title, the Company may receive directly or through its subsidiaries any income derived from the use of the civil aerodrome infrastructure, the execution of contracts, any services it provides directly, as well as from any business activities it carries out.

     4. To obtain, acquire, use, license or dispose of all types of patents, certificates of invention, registered trademarks, trade names, copyright or rights with regard thereto, whether in Mexico or abroad.

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     5. To obtain all types of loans or credits, with or without specific guarantee, and to grant loans to business or non-for-profit companies, entities or individuals in which the Company may hold an ownership interest of more than 50% (fifty percent) of its capital with voting rights or which the Company may otherwise Control (as such term is defined under Article Ten).

     6. To grant any kind of guaranty and security on issued negotiable instruments or obligations assumed by the Company or by companies in which the Company may hold ownership interests of over 50% (fifty percent) of the capital with voting rights or which the Company may otherwise Control (as such term is defined under Article Ten).

     7. To issue and subscribe all types of negotiable instruments and to accept and endorse the same, including secured or unsecured debentures.

     8. To issue all kinds of unsubscribed shares that integrate the capital stock which will be kept in the Company's Treasury in order to be delivered upon subscription thereof, as well as to execute option agreements with third parties that grant to such third parties the right to subscribe and pay the shares that the Company issues. In addition, the Company may issue unsubscribed shares in accordance with the terms and conditions set forth under Article 53 and other applicable articles of the Securities Market Law.

     9. To hold, possess, sell, transfer, dispose of or lease all kinds of assets, real or personal property, as well as the rights in rem thereover, which may be necessary or convenient to carry out its corporate purpose or for the activities of the civil or business companies in which the Company may hold an interest.

     10. Generally, to carry out and perform all actions, agreements and related, incidental or ancillary transactions that may be necessary or convenient to attain the above-mentioned purposes.

     ARTICLE THREE. DOMICILE.

     The domicile of the Company is Mexico City, Federal District; the Company however, may establish offices, agencies or branches in any other part of the Mexican Republic or abroad, or submit to contractual domiciles, without thereby implying any change in the corporate domicile.

     ARTICLE FOUR. NATIONALITY.

     The nationality of the Company is Mexican. Any foreigner who, upon the formation of the Company or at any time thereafter, acquires any ownership interest in the Company, will be considered, for this reason alone, as Mexican with respect to the interests or rights he/she/it acquires in the Company; the assets, rights, concessions, ownership interests or interests of any kind that the company holds; and of the rights and duties arising under the agreements to which the Company is a party. Therefore, it will be deemed that all foreigners agree not to invoke the protection of their government, under the penalty, otherwise, of forfeiting the interests, rights or assets it may have acquired in favor of the Mexican Nation.


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     ARTICLE FIVE. DURATION.

     The duration of the Company is indefinite.

                            CAPITAL STOCK AND SHARES

     ARTICLE SIX. CAPITAL STOCK.

     The capital stock will be variable. The minimum fixed capital without right of withdrawal is $7,767,276,107.00 (Seven Billion, Seven Hundred and Sixty Seven Million, Two Hundred and Seventy Six Thousand, One Hundred and Seven Mexican Pesos 00/100), represented by 300,000,000 (Three Hundred Million) common, nominative, Class I shares without par value, fully subscribed and paid. The variable portion of the capital stock will be represented by common, nominative, Class II shares. Both types of shares will have the characteristics determined by the shareholders' meeting that approves the issuing thereof. Unless and until the Company's bylaws are amended in accordance with the last paragraph of Article Ten hereof, both types of shares will be divided into two series of shares, as follows:

     1. Free subscription series "B" shares that will represent up to 100% (one hundred percent) of the capital stock and that may be acquired by any person, including individuals, companies or entities defined as foreign investors under
Article 2 of the Foreign Investment Law; and

     2. Free subscription series "BB" shares that will represent up to 15% (fifteen percent) of the capital stock and that may be acquired by any person, including individuals, companies or entities defined as foreign investors under
Article 2 of the Foreign Investment Law. Series "BB" shares will be subject to the following rules:

          (a) Shareholders of series "BB" shares will have the right to appoint 2 (two) members of the Company's Board of Directors and their substitutes by majority vote of the shares representing such series, which will have the rights and authority set forth in these bylaws;

          (b) Series "BB" shares may only be transferred after they are converted into series "B" shares in accordance with Article 11 hereof. In any case, once series "BB" shares are transferred and consequently converted into series "B" shares, the 15% (fifteen percent) mentioned in the first section of this paragraph 2. will be reduced in the proportion of series "BB" shares converted into series "B" shares and such percentage may only be increased again with the approval of the shareholders representing 85% (eighty five percent) of the capital stock given in an extraordinary shareholders' meeting according to Article Ten of these bylaws; and

          (c) Notwithstanding the provisions under paragraph (b) above, the series "BB" shares may be converted into series "B" shares after 15 (fifteen) years as of December 18, 1998, date on which the Company executed the Technical Assistance and Transfer of Technology Agreement (the


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               "Technical Assistance Agreement") with the holder of series "BB"
               shares (the "Strategic Partner"), provided at least 51% (fifty-one percent) of the shareholders that represent series "B" shares that are not held by the Strategic Partner or by a Related Person of such, in an extraordinary shareholders' meeting, , agree to(i) approve such conversion and (ii) not renew the Technical Assistance Agreement. However, if the Strategic Partner, after the 15 (fifteen) year period mentioned above, directly or indirectly holds less than 7.65% (seven point sixty five percent) of the series "BB" shares of the Company's capital stock, then such shares must be converted into series "B" shares.

     The Company may issue any kind of unsubscribed shares that integrate the capital stock, which will be maintained in the Company's Treasury for delivery upon subscription thereof. Class "II" shares kept in the Company's Treasury, with respect to which the Company may grant options for their subscription and payment, must be converted into Class "I" shares upon the exercise of such options by the holder or holders thereof and upon payment of the respective shares and, consequently, the minimum fixed capital stock of the Company will be automatically increased and the Board of Directors, within 30 (thirty) days of the exercise of such options over Class "II" shares granted by the Company, must call a general extraordinary shareholders' meeting to approve the amendment of this Article Six in order to reflect the amount of the minimum fixed capital of the Company after the increase. In addition, the Company may issue unsubscribed shares in the terms and conditions provided under Article 53 and other applicable articles of the Securities Market Law.

     All common shares, within their respective Series, will confer equal rights and obligations to their holders. The certificates covering the shares will contain all the requirements set forth under Article 125 of the General Law of Business Entities; they may represent one or more shares and must be signed by one member of the Board of Directors appointed by the Series "B" shareholders and by one Board member appointed by the Series "BB" shareholders, and will contain an exact transcription of this Article, as well as of Articles Ten, Eleven, Twelve, Thirteen and Fourteen of these bylaws.

     When dealing with shares deposited in a securities deposit institution, the Company may deliver to such institution multiple certificates or a single certificate representing part or all of the shares issued and deposited, which will be issued in favor of such institution for depositing securities and must contain attached coupons. The Company must issue the final certificates within a term no longer than 180 (one hundred and eighty) calendar days as of the date on which the respective issuing or exchange was determined.

     ARTICLE SEVEN. REGISTRY.

     The Company must keep a Share Registration Book, which may be kept by the Company, by a Mexican credit institution or by an institution authorized for the deposit of securities, acting on behalf of the Company, as Registrar Agent. All transactions relative to the subscription, acquisition or transfer of shares, as well as the names, domiciles, and nationalities of the shareholders and share transferees must be recorded in such Share Registration Book. In the


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event the shares representing the capital stock of the Company are traded in a stock exchange, such Share Registration Book will be updated each year with the records and entries made by the securities deposit institution where the shares of the Company are deposited, in accordance with the applicable provisions of the Securities Market Law.

     The Share Registration Book will remain closed as of the third business day prior to any shareholders' meeting until and including the actual date of the meeting. Therefore, during any such period, no entry or record will be made into the Share Registration Book.

     Only the party that is recorded as a shareholder in the Share Registration Book will be considered as a legitimate holder pursuant to the terms of Articles 128 and 129 of the General Law of Business Entities and/or Articles 290, 293 and other applicable articles of the Securities Market Law.

     ARTICLE EIGHT. CANCELLATION OF REGISTRATION.

     As long as the shares of the Company are registered with the National Securities Registry, in the terms of the Securities Market Law and the applicable general provisions issued by the National Banking and Securities Commission and the cancellation of the registration of the shares of the Company with such Registry is resolved, whether upon request or by a resolution adopted by the National Banking and Securities Commission or any other competent authority, in accordance with the law, the shareholders holding the majority of ordinary shares or that may, under any title, impose decisions on the general shareholders' meeting or appoint the majority of the members of the Board of Directors, agree to carry out, prior to the cancellation, a public offer to purchase pursuant to the provisions of Article 8, section III of the "General provisions applicable to the securities issuers and other participants of the securities market", issued by the National Banking and Securities Commission.

     In the event that, prior to the cancellation of the registration in the National Securities Registry, after the public offer has been made, the shareholders referred to in the preceding paragraph cannot acquire 100% (one hundred percent) of the paid-in capital, such shareholders must transfer to a trust for a minimum term of 6 months enough resources to purchase, at the same price of the offer, the shares of the shareholders that did not tender their shares.

     Any amendments to this Article of the bylaws requires the prior approval of the National Banking and Securities Commission and the resolution of an extraordinary shareholders' meeting adopted by a minimum voting quorum of 95% (ninety-five per cent) of the capital entitled to vote.

     ARTICLE NINE. REPURCHASE OF SHARES.(1)

     The Company may acquire, with prior agreement from the Board of Directors, the shares representing its capital stock or negotiable instruments that represent such shares, without the prohibition set forth under the first paragraph of Article 134 of the General Law of Business Entities being applicable, provided that:

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(1)  Article 56 of the new Securities Market Law


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     1. The acquisition is carried out in the Bolsa Mexicana de Valores, S.A. de
C.V. (the "Stock Exchange");

     2. The acquisition and sale, if any, in the Stock Exchange, is made at market price, except when dealing with public offerings or auctions authorized by the National Banking and Securities Commission;

     3. The acquisition is charged against its working capital, in which case the shares may be kept by the Company itself, without need of making a reduction of capital stock or, otherwise, if the acquisition is charged against the capital stock, in which case the shares will be converted into unsubscribed shares kept in the treasury, without need of a resolution by the shareholders' meeting. The Company may convert the shares it acquires in terms of this Article Nine into unsubscribed shares kept in the treasury;

     In any case, the Company must announce the amount of the subscribed and paid-in capital when the amount of the authorized capital represented by the issued and unsubscribed shares is publicly announced;

     4. The general ordinary shareholders meeting will expressly determine for each fiscal year the maximum amount of resources that may be used to purchase the Company's own shares or negotiable instruments that represent such shares, with the only limitation that the sum or total of the resources that may be used for such purpose may not exceed, at any time, the total balance of the net profits of the Company, including retained profits;

     5. The Company is up to date in the payment of the obligations derived from debt instruments issued and registered in the National Securities Registry that the Company may have issued; and

     6. The acquisition and sale of shares or of negotiable instruments that represent such shares may not, in any event, allow the surpassing of the percentages referred under Article 54 of the Securities Market Law nor any failure to fulfill the maintenance requirements of the listing of the stock exchange in which the securities are traded.

     The Company's own shares and the negotiable instruments that represent such shares pertaining to the Company or, if any, the shares issued and not subscribed that are kept in the treasury, may be placed among the investing public, without requiring in this case a resolution from the shareholders' meeting or an agreement from the Board of Directors. For the purposes of this paragraph, the provisions of Article 132 of the General Law of Business Entities will not apply.

     As long as the shares belong to the Company, such shares may not be represented nor voted in shareholders' meetings, nor may corporate or economic rights of any kind be exercised, nor will the shares be considered as outstanding for the purpose of determining the quorum and the votes in shareholders' meetings.


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     The entities that are Controlled by the Company may not directly or indirectly acquire shares that represent the capital stock of the Company or negotiable instruments that represent such shares. Acquisitions made through mutual funds are excepted from this prohibition.

     The provisions of this Article Nine will also apply to purchases or sales of derivative financial instruments or options instruments based on shares that represent the capital of the Company that may be paid in kind, in which case the provisions of numerals (1) and (2) of this Article Nine will not apply to such acquisitions or sales.

     The acquisitions and sales mentioned under this Article Nine, the reports on such transactions that must be submitted to the shareholders' meetings, the rules to reveal information and the form and terms in which such transactions are disclosed to the National Banking and Securities Commission, the Stock Exchange and investing public, will be subject to the general provisions issued by the National Banking and Securities Commission.

     ARTICLE TEN. SHAREHOLDING LIMITS.

     The ownership by any person of the capital stock of the Company will be subject to the following rules:

     1. Series "B" shareholders will not have any ownership limitation whatsoever with regard to the shares representing such series; provided that the acquisition of series "B" shares must be carried out in accordance with the provisions of Article Twelve hereof and applicable law.

     2. Series "BB" shareholders will not have any ownership limitation with regard to the shares representing such series; however, series "BB" shares may only represent 15% (fifteen percent) of the outstanding capital stock of the Company in accordance with Article Six of these bylaws.

     3. Series "BB" shareholders, whether individually or jointly with Related Persons, may also own Series "B" shares without limitation, provided that the acquisition of series "B" shares must be carried out pursuant to Article Twelve hereof and applicable law.

     For the purposes of this Article and these bylaws, "Related Person" means, with respect to the Company, a party that falls into any of the following: (i) the persons that have Control or significant influence in an entity that forms part of t he corporate group or consortium to which the Company belongs, as well as the directors or managers or relevant officers of the entities that form part of such group or consortium; (ii) the persons have executive authority in an entity that forms part of a corporate group or consortium to which the Company belongs; (iii) the spouse or concubine and blood or civil-law relatives up to fourth degree or in-laws up to third degree, with individuals that fall into any of the categories described under subsections (i) and (ii) above, as well as the partners, owners and co-owners of the entities mentioned under such subsections with which they have a business relationship; (iv) the entities that are part of the corporate group or consortium to which the Company belongs, (v) the entities over which any of the persons referred under subsections (i) to (iii) above exercise Control or significant influence, (vi) with


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regard to the Company, the Strategic Partner, and (vii) with respect to the
Strategic Partner, the shareholders of and the Related Persons to such Strategic Partner.

     For purposes of this Article and these Bylaws, "Control" will mean the ability of a person or group of persons to do any of the following: (i) directly or indirectly impose decisions in general shareholders' or owners' meetings or any equivalent body or appoint or remove the majority of board members, managers or equivalent officers of an entity, (ii) hold the rights that directly or indirectly allow the voting of over 50% (fifty percent) of the capital of an entity, (iii) directly or indirectly direct the management, strategy or principal policies of an entity, whether through the ownership of securities, under contract or otherwise.

     Any amendments to Articles Ten, Eleven and Twelve hereof and to the distribution of stock provided under Article Six above, will require the affirmative vote of the shares representing 85% (eighty five percent) of the capital stock.

     ARTICLE ELEVEN. TRANSFER OF SERIES "BB" SHARES.

     The Series "BB" shares may only be transferred, after such are converted into Series "B" shares of the respective class, in accordance with the following rules: (i) up to 51% (fifty-one per cent) of the shares representing Series "BB" after December 18, 2008, that is after a term of 10 (ten) years counted as of the date of acquisition of the respective Series "BB" shares (the "Ten-Year Waiting Period"); and (ii) up to 49% (forty-nine per cent) of the shares representing Series "BB" without restrictions. The restriction referred under subsection (i) above will not be applicable if prior authorization is obtained from the Ministry of Transportation and Communication (the "SCT").

     After the Ten-Year Waiting Period lapses, the Series "BB" shareholder or shareholders may sell every year, up to one fifth of such 51% (fifty-one per cent) of the Series "BB" shares representing the capital stock that they hold.

     In the event that, after the Ten Year Waiting Period lapses, the Series "BB" shareholders wish to convert such shares into Series "B" shares for subsequent transfer, they will notify their decision to the Board of Directors of the Company, which within the following 15 (fifteen) business days will exchange the corresponding share certificates.

     ARTICLE TWELVE. PUBLIC OFFERINGS.

     If the Company's stock is traded in a stock exchange and applicable law requires that a voluntary or forced public offering is made, the following will apply:

     1. The person or group of persons that intend to acquire or obtain through any means, whether directly or indirectly, ownership of 30% (thirty percent) or more of the ordinary shares of the Company, through one or more transactions of any nature, whether simultaneous or successive, will be bound to make the acquisition through public offer in terms of applicable law and in accordance with the following:


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          a. The offer will include the different series of shares of the
     Company;

          b. The consideration offered must be the same, regardless of the class or type of share;

          c. The offer will be made (i) for the percentage of the capital stock of the Company equivalent to the proportion of ordinary shares that a party intends to acquire in relation with the total thereof or for 10% (ten percent) of such capital, whichever is higher, provided the offeror limits its final ownership due to the offer to a percentage that does not imply obtaining Control or (ii) for 100% (one hundred percent) of the capital stock when the offeror intends to obtain Control.

     2. The offer will indicate the maximum number of shares it covers and, if applicable, the minimum number of shares to whose acquisition it is conditioned.

     3. The offeror may not pay, deliver or provide any consideration that implies a bonus or overprice to the amount of the offer, in favor of any person or group of persons related to the offeree.

     The limitation provided under this numeral 3 will not include the payment of consideration derived from the execution of agreements or covenants related with the offer (including, without limitation, assignment agreements, termination agreements or any other kind of agreement that the Company must execute with the Strategic Partner with respect to agreements executed between such parties) that bind a person to positive or negative covenants for the benefit of the offeror or the Company, provided such agreements have been approved by the Board of Directors of the Company, taking into account the opinion of the Auditing Committee and have been previously disclosed to the investing public.

     4. The public offerings referred under numeral (1) above will require prior approval from the majority of the members of the Board of Directors appointed for each one of the series of shares that represent the capital stock of the Company.

     In case that through the public offering, the offeror intends to acquire Control of the Company, the provisions of the Securities Market Law relative to shareholders' meetings and shareholders' rights, insofar as they do not conflict with the provisions of this Article Twelve, will apply to the approval procedure of the Board of Directors.

     For the purposes of the above, the following will be observed:

          a. The offeror must inform the Company, through the Board of Directors, the terms and conditions of the offer it intends to make (the "Offer Notice").

          b. Immediately after it receives the Offer Notice, the Board of Directors must (i) transmit to the Stock Exchange a relevant notice in terms of applicable legal provisions, and (ii) place it at all of the shareholders' disposal.


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          c. The Board of Directors must prepare, considering the opinion of the
     Auditing Committee, its opinion with regard to (i) the price and/or consideration offered, (ii) the other terms and conditions of the offer, and (iii) the conflicts of interest, if any, that each member of the Board of Directors may have with respect to the offer.

          d. The Board of Directors may include in the opinion mentioned under section (c) above, the opinion of an independent expert retained by the Company.

          e. The Board of Directors will provide to the investing public through the Stock Exchange, the opinions mentioned under sections (c) and (d) above, as applicable, within 3 (three) months after receipt of the Offer Notice, at the latest.

          f. The members of the Board of Directors and the Chief Executive Officer of the Company must disclose to the investing public, along with the opinions mentioned above, as applicable, the decision they will take in connection with their own shares.

     5. If the Board of Directors approves the terms and conditions of the offer, the offeror must obtain authorization (express or implied) from the SCT with respect to the "change in control" prior to the beginning of the acquisition public offer.

     For the purposes of this numeral (5) exclusively and in accordance with the provisions under Article 23 of the Airports Law, it will be deemed that a person or group of persons acquires control when they own 35% (thirty five percent) or more of the certificates that represent the capital stock of the Company, have control of the general shareholders' meeting, are able to appoint the majority of the members in charge of management, or otherwise control the Company.

     6. In the event that before the public offer begins, the series "BB" shareholders express their interest to accept the offer (without this implying a duty to participate once the offer begins), the beginning of the offer will be conditioned to obtaining the necessary authorizations from the SCT, including, without limitation, the authorization mentioned under Article Eleven, as well as those relative to the substitution of any of the partners or owners of the Strategic Owner, in its respective capacities of Mexican Partner and Airport Partner.

     7. In the event the Board of Directors approves the terms and conditions of the offer, the offeror must carry out all other necessary actions in order to be able to make such offer. The above includes, without limitation, obtaining the necessary government authorities, as well as providing the notices that may be required under applicable law.

     The criteria that the Board of Directors will consider to issue its resolution will be the obtaining of the authorizations referred under numerals
(5), (6) and (7) above.

     For the purposes of the provisions of this Article Twelve and if necessary, the Company will work with the offeror to obtain the necessary authorizations and provide the required notices.


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     ARTICLE THIRTEEN. INCREASES AND REDUCTIONS OF THE CAPITAL STOCK.

     With the exception of the capital reductions provided for in Article Nine, the minimum fixed capital increases and decreases must be approved by the extraordinary shareholders' meeting, subject to the provisions of these Bylaws and the General Law of Business Entities.

     The increases or decreases to the variable portion of the capital stock must be approved by an ordinary shareholders' meeting that fulfills the voting requirements established herein, the minutes of which must be formalized before a public certifying official, without having to record such in the Public Registry of Commerce. Formalization before a notary public will not be necessary when the shareholders exercise their right of withdrawal.

     In terms of Article 53(2) and other applicable articles of the Securities Market Law, the Company may issue unsubscribed shares that will be kept in the Treasury, to be subsequently subscribed by the investing public, provided that
(i) the general extraordinary shareholders' meeting approves the maximum amount of the capital increase and the conditions in which the corresponding placements of shares must be made, (ii) the subscription of issued shares is made through public offer, after registration in the National Securities Registry, complying, in either case, with the provisions of the Securities Market Law and other general provisions arising in connection therewith, and (iii) the amount of the subscribed and paid-in capital of the Company is announced when the Company makes the authorized capital represented by the issued and unsubscribed shares public. The preferential subscription right provided under Article 132 of the General Law of Business Entities will not be applicable to capital increases through public offers.

     In the event of a capital increase, the shareholders will have a preferential right to subscribe such increase, in proportion to the number of shares held by each at the time o the increase is approved,, pursuant to the provisions of Article 132 of the General Law of Business Entities, as established hereinafter, unless: (a) the subscription offer is made under the provisions of Article 53 of the Securities Market Law, or, (b) when dealing with an issuing of shares kept in the Treasury for conversion of debentures in terms of Article 210 bis of the General Law of Negotiable Instruments and Credit Transactions.

     Capital increases may be effected under any of the situations referred under Article 116 of the General Law of Business Entities, by means of payment in cash or in kind, or by capitalization of liabilities or reserves of the Company or charged against any account of the working capital Due to fact that the stock certificates of the Company do not state the par value, it will not be necessary to issue new share certificates in the event of capital increases as a result of the capitalization of premiums on shares, capitalization of retained earnings or capitalization of reserves of valuation or revaluation, unless so required by the shareholders' meeting approving such increase and on the terms of article 53 and other applicable articles of the Securities Market Law and 210 bis of the General Law of Negotiable Instruments and Credit Transactions.

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(2)  Article 53 of the new Securities Market Law


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     No new shares may be issued until the shares previously issued shall have been fully paid.

     The preferential right established in this Article must be exercised by means of the subscription and payment of the shares issued to represent the increase within the term of 15 (fifteen) business days after the publication date of the resolution of the shareholders' meeting authorizing the capital increase in the Official Gazette of the Federal District.

     Notwithstanding the foregoing, if the entire number of shares into which the capital stock is divided were represented at the meeting, such 15 (fifteen) business day term will be counted as of the date when such meeting is held and the shareholders will be deemed to have been notified of the resolution at such time. In this case, publication of the respective resolutions will not be necessary.

     Any increase of the variable portion of the capital stock must be recorded in a Capital Variations Registration Book that the Company will keep for such purpose.

     The capital stock may be decreased by resolution of the general shareholders' meeting in accordance with the rules of this Article, as well as in the separation situations referred under Article 206 of the General Law of Business Entities. Decreases to the minimum fixed portion of the capital will require a resolution by a general extraordinary shareholders' meeting and consequently, an amendment to Article Six of these Bylaws, in which case the provisions of Article 9 of the General Law of Business Entities must be followed, unless the capital decrease is made only to absorb losses.

     Shareholders that hold shares representing the variable portion of the capital stock of the Company will not have the right of withdrawal referred under Article 220 of the General Law of Business Entities.(3)

     Capital stock decreases may be effected to absorb losses, to reimburse the shareholders for their contributions or to release them from payments not made, as well as in the cases provided under Article 206 of the General Law of Business Entities.

     Capital stock reductions to absorb losses or through reimbursement to shareholders will be made proportionally in the minimum fixed and in the variable portions of the capital and in both series of shares. In the event the shareholders agree by unanimous vote, capital reductions for reimbursement to the shareholders may be made in different proportions or only in favor of the shareholders that so decide.

     In no event may the capital stock be decreased to less than the minimum and any decrease of the variable portion of the capital stock must be recorded in the Capital Variations Registration Book that the Company will keep for such purpose.

     ARTICLE FOURTEEN. INVESTING BY SUBSIDIARIES.

----------
(3)  Article 50 of the new Securities Market Law

     The Subsidiaries of the Company, as defined in the "General provisions applicable to the securities issuers and other participants of the securities market", issued by the National Banking and Securities Commission, may not, directly or indirectly, invest in shares of the Company, nor of any other company to which the Company is a subsidiary, except in the case that such Subsidiaries acquire shares of the Company to comply with share options or sales plans created or that may be granted or designed in favor of employees or officers of such companies or the Company itself according with the rules established in the Securities Market Law and in the "General provisions applicable to the securities issuers and to other participants of the securities market", provided the number of shares acquired for such purpose does not exceed 15% (fifteen per cent) of the total outstanding shares of the Company.

                            MANAGEMENT OF THE COMPANY

     ARTICLE FIFTEEN. COMPOSITION.

     The management of the Company will be entrusted to a Board of Directors consisting always of a minimum of 7 (seven) and a maximum of 11 (eleven) members. The Board of Directors must, at all times, be composed of an odd number of members and at least 25% (twenty-five percent) must be independent in accordance with the Securities Market Law and the general provisions issued by the National Banking and Securities Commission.

     Every shareholder or group of shareholders of Series "B" shares that owns 10% (ten percent) of the capital stock, may appoint, in accordance with Article 144 of the General Law of Business Entities, one member of the Board of Directors. The shareholders of Series "BB" shares will have the right to appoint 2 (two) members and their respective alternates in accordance with the provisions of Article Six of these bylaws. The Board members appointed by the minority of shareholders may only be revoked when all others are revoked.

     For the appointment of the members of the Board of Directors of the Company, the shareholders will observe the following:

     If the Nomination and Compensation Committee of the Company does not propose to the Annual General Ordinary Shareholders' Meeting the ratification for the following year of the members of the Board of Directors previously appointed by the Series "B" shareholders, it must present to the Annual General Ordinary Shareholders' Meeting a list of the names of the candidates proposed to form part of the Board of Directors of the Company (with the exception of the members of the Board of Directors that the Series "BB" shareholders appoint). The Nomination and Compensation Committee will always propose at least 7 (seven) candidates (who may be Board members in office at such time), among which there must be at least 3 (three) independent candidates.

     The list of the names of the candidates for the Board of Directors that the Nomination and Compensation Committee submits to the shareholders' meeting must be made available to the shareholders, together with the report referred under
Article 172 of the General Business Companies Law, with due time in advance as provided under Article 173 of such Law and the shareholders will have the right to obtain a copy of the list if they so request. The nomination of a candidate by the Nomination and Compensation Committee must include a document that states (i) the acceptance of the individual to be a candidate, (ii) that such individual does not have any impediment to hold the office for which such person is proposed in accordance with the provisions of this Article.

     In each shareholders' meeting that decides on the appointment of the members of the Board of Directors, the first to be appointed will be members of the Board of Directors that are elected by: (i) the series "BB" shareholders, and (ii) the series "B" shareholders or group of shareholders that represent 10% (ten percent) of the capital stock. In the event the latter do not wish to exercise this right and the Nominations and Compensation Committee has proposed the ratification of the board members previously appointed by the series "B" shareholders, then the shareholders' meeting will ratify such board members. However, if despite the proposal of the Nominations and Compensation Committee to ratify the board members previously appointed by the series "B" shareholders, during a shareholders' meeting in which any series "B" shareholder or group of shareholders that represents 10% (ten percent) of the capital stock, exercising the right established under these bylaws, appoints a member of the Board of Directors, a new general ordinary shareholders' meeting must be called within 30 (thirty) calendar days following the date of the Annual General Ordinary Shareholders' Meeting, in which the Nominations and Compensation Committee will present the list of candidates referred in the two preceding paragraphs. In such new meeting, the board members will be appointed as follows: When the series "B" shareholders or group of shareholders that represent 10% (ten percent) of the capital stock and the series "BB" shareholders have appointed fewer than 7 (seven) members of the Board of Directors, the majority of the series "B" shareholders must elect from the list of candidates the number of members necessary to obtain a total of 7 (seven) members of the Board of Directors. When exercising their rights as series "B" shareholders or group of shareholders that represent 10% (ten percent) of the capital stock and the shareholders of series "BB" shares, a total of 7 (seven) members have been appointed, the majority of the series "B" shareholders will appoint 2 (two) additional members. When exercising their rights as series "B" shareholders or group of shareholders that represent 10% (ten percent) of the capital stock and the shareholders of series "BB" shares, more than 7 (seven) members have been appointed, the majority of the series "B" shareholders will appoint one or two members as necessary to obtain an odd number of members. The appointment of the members from the list will be approved by the majority of votes of series "B" shareholders present at the meeting, including those that had previously voted due to their ownership of 10% (ten percent) of the Company's capital stock.

     In appointing the members of the Board of Directors, those members having a Conflict of Interests with the Company or its subsidiaries, shall not be considered. For the purposes of these bylaws, it will be understood that a "Conflict of Interests" exists in the case of individuals that have with a person or company (a) any direct or indirect right or interest with respect to earnings or losses, or (b) a dependent or subordinate relationship, and such person or company maintains commercial trade with the Company or its subsidiaries of more than $400,000.00 (four hundred thousand U.S. dollars) or that represent more than 5% (five percent) of the total annual consolidated revenues in the last fiscal year. There will be no Conflict of Interest with respect to the appointment of the members of the Board of Directors by the Series "BB" shareholders when such appointment involves officers or members of the Board of Directors of the Strategic Partner or its Related Persons.

     The members of the Board of Directors and their alternates, as the case may be, will be persons with known experience, they may or may not be shareholders; they may be re-elected; and they will receive the compensation determined by the ordinary shareholders' meeting as per the proposal of the Nomination and Compensation Committee.

     The members of the Board of Directors and their substitutes, as the case may be, will remain in office even if the term for which they were appointed has concluded or if they have resigned, for a term of 30 (thirty) calendar days, if a new officer has not been appointed or when such new officer does not take office, without being subject to the provisions of Article 154 of the General Law of Business Entities.(4)

     The Board of Directors may appoint temporary members, without holding a shareholders' meeting, when any of the situations mentioned in the preceding paragraph or under Article 155 of the General Law of Business Entities occur. The ratification of temporary Board members or the appointment of new Board members will be carried out in the following Annual General Ordinary Shareholders' Meeting as provided under this Article Fifteen.

     The general shareholders' meeting may establish a duty for the members of the Board of Directors and their substitutes, if any, to post bail to secure any liability they may incur in their performance. For such purposes the guaranteed amount will be determined by the Nominations and Compensations Committee.

     ARTICLE SIXTEEN. CHAIRMAN AND SECRETARY.

     The members of the Board of Directors will be designated at a shareholders' meeting. The Chairman and the Secretary of the Board of Directors will be designated by the majority vote of the shareholders. The Chairman of the Board of Directors will have a tie-breaking vote in the event of a tie.

     The Secretary of the Board of Directors will not form part of such corporate body and will be subject to the duties and responsibilities provided under the Securities Market Law.(5)

     ARTICLE SEVENTEEN. AUTHORITY.

     The Board of Directors will have the legal authority to act on behalf of the Company and represent it, and therefore, will have the powers and authority set forth below, subject to any voting requirements or other provisions of these
Bylaws:

     1. Power of attorney for lawsuits and collections that is granted with all general and special powers that may require special provision under law. Therefore, it is granted without any limitation whatsoever, pursuant to the provisions of the first paragraph of Article 2554 and Article 2587 of the Federal Civil Code and their corresponding provisions in the Civil Codes for the other States of the Mexican Republic and for the Federal District, being, consequently, empowered to institute or withdraw from amparo proceedings; to file criminal lawsuits and to

----------
(4)  Article 24 of the new Securities Market Law.

(5)  Article 24 of the new Securities Market Law.

withdraw them; to collaborate with the Public Prosecutor and grant pardon, if allowed under law; to settle; to submit to arbitration; to make and answer depositions and interrogatories; to challenge judges, receive payments, and perform all the other acts expressly determined by law, among which is the representation of the Company before criminal, civil, administrative and labor authorities and courts.

     2. Power of attorney for management in accordance with the provisions of the second paragraph of Article 2554 of the Federal Civil Code and its corresponding provisions in the Civil Codes for the other States of the Mexican Republic and for the Federal District in order to carry out the corporate purpose of the Company.

     3. General power of attorney for lawsuits and collections in labor matters, pursuant to the provisions of articles 2554 and 2587 of the Federal Civil Code and the corresponding provisions of the Civil Codes for the other States of the Mexican Republic and for the Federal District, to represent the Company, including without limitation, before labor authorities and courts, local or federal, in particular before the administrative labor boards (Juntas de Conciliacion y Juntas de Conciliacion y Arbitraje), as well as before the Ministry of Labor and any other administrative, criminal, labor and civil courts and authorities, being expressly authorized to participate in proceedings related to labor claims and amparo proceedings, and to make and answer interrogatories and depositions and carry out all acts on behalf of the Company as its legal representative.

     4. General power of attorney for management in labor matters pursuant to Articles 692, 786, 866 and other applicable Articles, as well as Article 870 of the Federal Labor Law, and to appear before the labor authorities in labor matters in which the Company may be a party or a third interested party, both at the initial stage and any subsequent stage and to answer interrogatories and depositions.

     5. Power of attorney for acts of ownership, in accordance with the provisions of the third paragraph of Article 2554 of the Federal Civil Code and its corresponding provisions in the Civil Codes for the other States of the Republic and of the Federal District.

     6. Power of attorney to issue, endorse and execute negotiable instruments according to the terms of Article Nine of the General Law of Negotiable Instruments and Credit Transactions.

     7. Authority to open bank accounts in the name of the Company, draw from them and to appoint the persons who may draw from such bank accounts.

     8. Authority to participate in the preparation of strategic planning of the Company.

     9. Power to authorize changes in the Company's policy with respect to the financial structure, products, market development and organization.

     10. Authority to oversee the Company's compliance with corporate practices established in the General Law of Business Entities, the Securities Market Law or any other overruling regulations, as well as these bylaws and the protection of the minority rights provided thereby.

     11. Authority to call Shareholders' Meetings and to carry out their resolutions.

     12. Authority to grant general or special powers of attorney according to the terms of this Article with or without authority to delegate, as well as to revoke the powers of attorney it may grant.

     13. Authority to establish Special Committees deemed necessary for the development of the operations of the Company, determining the authority and duties of such Committees; with the understanding that such Committees will not have any authority that according to the Law or these bylaws exclusively corresponds to the Shareholders' Meeting or to the Board of Directors.

     14. Authority to approve, when proposed by the Operating Committee of the Company, the Company's and its subsidiaries annual budget, as well as the master development program for the airports operated by such subsidiaries.

     15. Authority to approve the acquisition or sale of shares, or to exercise a withdrawal right in any subsidiary of the Company, after obtaining prior authorization from the general ordinary shareholders' meeting in the following events: (a) when the purchase or sale price of another company's shares whose corporate purpose or activities are not similar to the Company's, whether by means of one or several simultaneous or successive acquisitions, exceeds 20% (twenty percent) of the Company's working capital in accordance with the last financial statement of the Company; and (b) when the exercise of the withdrawal right in variable capital companies whose corporate purpose or activities are not similar to the Company's, whether by means of one or several simultaneous or successive acts, represents the reimbursement of shares whose value exceeds 20% (twenty percent) of the Company's variable capital in accordance with the last financial statement of the Company.

     16. Non-assignable power to authorize the temporary acquisition of the Company's stock placed in securities markets as provided in Article Nine of these bylaws.

     17. In general, authority to carry out all the acts authorized by these bylaws or which may be a consequence thereof.

     ARTICLE EIGHTEEN. DUTIES.

     In order to fulfill the purposes of the Board of Directors of the Company, such Board will have the following duties:

      (i) To approve the financial statements of the Company and its subsidiaries and submit such statements the shareholders' meeting of the Company;

     (ii) To approve the 5-year master development program for the airports operated by the Company's subsidiaries, which will be filed for approval with the SCT, as well as to approve its amendments;

    (iii) To approve the business plan and annual investment budget for each fiscal year;

     (iv) To approve the capital investments not contemplated within the annual budget approved for each fiscal year;

      (v) To approve the sale of fixed assets of the Company or its subsidiaries, whether individually or jointly worth more than $2,000,000.00 (two million U.S. dollars);

     (vi) To be able to determine the manner in which the Company will vote its shares in the shareholders' meetings of its subsidiaries, taking into consideration the proposal, if any, that the Company's Operating Committee submits for these purposes;

    (vii) To propose capital increases in the Company to the shareholders;

   (viii) To propose capital increases in the subsidiaries of the Company;

     (ix) To approve any sale of shares representing capital stock of the subsidiaries of the Company;

      (x) To acquire and sell shares representing capital stock of companies, except for: (a) the acquisition of shares and/or securities issued by investment companies, and (b) the acquisition of securities through investment companies (mutual funds);

     (xi) To approve and amend the management structure of the corporate group to which the Company belongs;

    (xii) To establish new committees and confer authority to such, or amend the authority of existing committees;

   (xiii) To incur any indebtedness, whether by means of direct loans or financial leases, whose annual amount exceeds $5,000,000.00 (five million U.S. dollars), or exceeds the indebtedness level established in the annual business plan, which shall be, at least, according to a ratio debt/capital equal to 50/50%, understanding, total debt/total working capital;

    (xiv) To approve and submit proposals to the shareholders' meeting of the Company regarding (a) the dividends policy of the Company, if any and
          (b) the application of the Company's profits, if any;

     (xv) To appoint the Chief Executive Officer from among the candidates proposed by the members of the Board of Directors appointed by the series "BB" shareholders, pursuant to section (i) of Article Nineteen hereof.

    (xvi) To remove the Chief Executive Officer for just cause;

   (xvii) To determine the total compensation of the Chief Executive Officer;

  (xviii) To determine the policies for the total compensation of the first-level management officers;(6)

    (xix) To propose persons to the shareholders' meeting to form part of the Auditing and Nominations and Compensations Committees;

     (xx) To appoint members of the Operating Committee and their substitutes and of the Acquisitions and Contracts Committee, provided that the members of the Board of Directors appointed by series "BB" shareholders will have the right to appoint two (2) of the members of the Operating Committee and one member of the Acquisitions and Contracts Committee;

    (xxi) To exercise the general powers and authority of the Company to fulfill its corporate purpose;

   (xxii) In the event that the Board of Directors does not approve any of the Operating Committee's proposals pursuant to Article Twenty-Six below, the Board of Directors will require the Operating Committee to submit once again the proposals to the Board for approval, after having incorporated the comments that the Board of Directors may have made to such proposals;

  (xxiii) To appoint the provisional board members, without holding a shareholders' meeting, when any of the situations provided under Article Fifteen hereof or under Article 155 of the General Law of Business Entities(7) occurs;

   (xxiv) To retain the external auditing firm of the Company that the Auditing Committee designates in accordance with Articles Twenty- Nine and Forty Nine hereof;

    (xxv) To approve public offers in terms of Article Twelve hereof.

     The resolutions referred to in paragraphs (i) to (xv) of this Article Eighteen will require the favorable vote of the members of the Board of Directors appointed by the Series "BB" shareholders.

     ARTICLE NINETEEN. RIGHTS OF SERIES "BB" SHAREHOLDERS.

----------
(6)  Article 28 (III)(d) of the new Securities Market Law.

(7)  Article 24 of the new Securities Market Law.

     The members of the Board of Directors appointed by Series BB shareholders will be entitled to make the proposals and appointments set forth below:

      (i) Presentation to the Board of Directors of the name or names of the candidates for appointment as Chief Executive Officer of the Company;

     (ii) Removal of the Chief Executive Officer of the Company;

    (iii) Appointment and removal of half of the first-level management officers in accordance with the Technical Assistance Agreement;

     (iv) Appointment of 2 (two) members of the Operating Committee and their substitutes and at least one member of the Acquisitions and Contracts Committee and its substitute; and

      (v) Determination of the composition of the Operating Committee with persons that do not belong to the Company's corporate group, that are not members of the Board of Directors of the Holding Company or officers of the Company's corporate group.

     ARTICLE TWENTY. BOARD MEETING NOTICES.

     The notices of calls to Board of Directors meetings must be made in writing by the Chairman, the Secretary or by 25% (twenty five percent) of the members of the Board or, otherwise, by the President of the Auditing Committee,(8) and must be delivered personally, via certified mail with return receipt requested, via fax or by any other means agreed upon by the members, to the other Board members at least 5 (five) business days prior to the date proposed to hold the meeting. Meeting notices must specify all of the matters to be discussed by the Board and the supporting documentation that may be required, if any, including updated financial documentation. The Board will be authorized to consider or act with respect to any matter not specified in the notice when all members of the Board of Directors or their substitutes, if any, are present. Notices of calls to meetings will not be necessary if all of the members of the Board of Directors (or their substitutes, if any) are present in the meeting.

     In addition, the President, the Secretary or 25% (twenty five percent) of the members of the Board, as well as the President of the Auditing Committee will have authority to insert in the agenda the items for discussion that they deem pertinent.(9)

     ARTICLE TWENTY-ONE. MEETINGS.

     The Board of Directors will meet whenever called, but at least once every 3 (three) months. The Meetings of the Board of Directors will take place at the corporate domicile or at any other place within the Mexican Republic or abroad, as determined in the meeting notice, provided that in order to meet at a place other than the corporate domicile, the Chairman of the

----------
(8)  Article 27 of the new Securities Market Law

(9)  Article 27 of the new Securities Market Law

Board or at least three (3) members thereof will have to call the meeting. If the Chairman is absent, the meeting will be presided by the Director designated by majority vote of the attending members. If the Secretary should be absent from the Meeting, then the person designated by the majority vote of the members of the Board that are present will act as such. The minutes of the Board meetings will be recorded into a Book kept exclusively for such purpose and will be signed by the persons that served as Chairman and Secretary thereof. The documents containing the resolutions adopted by the unanimous written consent of the members of the Board of Directors in accordance with the terms of Article Twenty-Three, will be attached to such Book, in accordance with the terms of such Article.

     The copies or certificates of the minutes of meetings of the Board of Directors and shareholders' meetings, as well as the entries contained in the corporate books and records and, in general, of any document of the Company's records, may be authorized and certified by the Secretary of the Board of Directors.

     ARTICLE TWENTY-TWO. OPERATING RULES.

     In addition to any other provision contained herein with respect to the operation of the Board of Directors, the following must be observed:

     1. At every Board meeting, the minutes of the immediately preceding meeting must be submitted for the approval of the Directors.

     2. The Board will review the financial information of the Company and its subsidiaries and the financial and commercial policies of the Company and its subsidiaries, at least every three (3) months, through of the information that the Auditing Committee determines, which may include:

          (a) internal financial statements, validated by the Chief Executive Officer of the corporate group to which the Company belongs, including the statement of results, the statement of financial position and the capital variations statement;

          (b) any projects for capital investments;

          (c) demand forecasts;

          (d) investment programs;

          (e) strategic plans;

          (f) labor policies;

          (g) information on technology used by the Company; and

          (h) coordination of environmental, legal and ethical aspects of the Company and its subsidiaries.

     3. The Board must prepare the report referred under Article 172 of the General Law of Business Entities, in order to submit it for the approval of the General Annual Ordinary Shareholders' Meeting, as well as the report of the subsidiaries of the Company where the Company is the holder of the majority of the shares, whenever the value of the investment in each one of them exceeds 20% (twenty percent) of the working capital, according to the latest statement of financial position of the subsidiary in question. In addition to the requirements that the report on the Company must contain, in accordance with the aforementioned provision, the report must include the following:

          (a) a description of the development of the business during the last fiscal year, comparing it with the immediately preceding fiscal year referred in the description:

          (b) a general description of the most important real property used to carry out its activities;

          (c) a list of the main markets where the shares representing the capital stock of the Company are traded and referring (i) the highest and lowest price of the shares per quarter in each market; (ii) the name of the shareholders that own 10% (ten percent) or more of the total capital stock of the Company; and (iii) the frequency and amount of the dividends declared in the last two fiscal years; and

          (d) a list of the names and ages of all members of the Board of Directors, of the Committees of the Company and of the officers of the first two levels of the corporate group to which the Company belongs, including (i) the amount of compensation and bonuses received by each one in the last fiscal year; (ii) a description of the stock plan that they may have; and (iii) a description of any incentive plan that they may have.

     4. The members of the Board of Directors that assist the Auditing Committee and, if any, the members of such Committee who may have a Conflict of Interest in any specific matter, must inform the Board of Directors or the aforementioned Committee about such Conflict of Interests prior to any decision-making and must abstain from deliberating and voting with respect to such matter. For purposes of this paragraph, Conflict of Interest will mean the fact that a member of the Board of Directors (i) has, personally or through any person with whom he/she may have a blood or in-law up to the fourth degree, whether ascending or descending, an ownership interest exceeding 5% (five percent) of the capital stock of the party with which the Company plans to carry out any transaction;
(ii) has an in-law or blood relationship in a direct ascending or descending line up to the fourth degree, with the person with whom the Company plans to carry out a transaction; or (iii) is a member of the Board of Directors of the party with which the Company plans to carry out a transaction. The person who acts in violation of this rule will be responsible for any damages and losses caused to the Company.

     The members of the Board of Directors will be responsible for the resolutions they adopt with respect to matters referred to in the preceding paragraph, except in the case established under Article 159 degrees of the General Law of Business Entities.

     ARTICLE TWENTY-THREE. QUORUM.

     In order for a Board of Directors meeting to be valid, the attendance of the majority of the members is required and in order for resolutions of the Board of Directors to be valid, the favorable vote of the majority of its members will be required, unless, in accordance with these Bylaws, the vote of any specific member of the Board is required for the validity of any resolutions.

     In accordance with the provisions of the last paragraph of Article 143 of the General Law of Business Entities, the Board of Directors may validly adopt resolutions, without it being necessary for the members to meet personally in a formal meeting. The resolutions adopted outside meetings must be approved, in all cases, by the favorable vote of all of the permanent members of the corporate body in question or, in case of definite absence or incapacity of any member, by the favorable vote of the respective substitute member, in accordance with the following provisions: 1. The Chairman or Secretary, on his/her own initiative, or per the request of any two permanent members of the Board of Directors, must inform all of the permanent members or, as applicable, the substitute members of the Board of Directors verbally or in writing, of the resolutions intended to be adopted outside a meeting and the justification thereof. Further, the Chairman will provide to all of them, in case they so request, all the documentation and clarifications necessary for such purpose. The Chairman may request the assistance of the Secretary or the Deputy Secretary, to make the required communications; 2. In case that all of the permanent members of the Board or, as applicable, the substitutes whose vote is required, verbally state to the Chairman or to the members assisting him, their consent to the resolutions or agreements submitted for their consideration, they must confirm their consent in writing. The written confirmation must be sent to the Chairman and the Secretary through any means that guarantees receipt thereof within the following 2 (two) business days; 3. Once the Chairman and the Secretary receive written confirmations from all the members of the Board of Directors, they will immediately proceed to transcribe the minutes containing such confirmations in the appropriate minutes book, which will contain all of the resolutions adopted and which will be formalized with the signature of the Chairman and the Secretary. The date of such minutes will be that on which the verbal or written consent of all of the members of the Board of Directors was obtained, even if at that time the written confirmations may not have been received which, once received, must be incorporated to a file that the Company will keep for such purpose.

     For these purposes, the Board of Directors may discuss any such matters via telephone in order to resolve accordingly, in which case the Secretary will prepare the minutes of the corresponding resolution, which will be valid once signed by all of the members of the Board of Directors. The document containing the resolutions adopted this way must be attached to the book referred under Article Twenty-One of these bylaws.

                             LIABILITY OF DIRECTORS

     ARTICLE TWENTY-FOUR. DUTIES AND RESPONSIBILITIES OF THE MEMBERS OF THE BOARD OF DIRECTORS.

     By having accepted the appointment, the members of the Board of Directors of the Company will assume the duties of diligence and loyalty set forth under Articles 29 to 37 and other applicable articles of the Securities Market Law.

     The responsibility system provided under Articles 29 to 37 and other applicable articles of the Securities Market Law will apply to the management of the Company.

     For purposes of the Securities Market Law, it will not be deemed that a business opportunity corresponding to the Company or to other entities it Controls or in which it has a significant influence is being exploited or taken, when a member of the board of directors, directly or indirectly, carries out activities relating to the same ordinary or normal line of business of the Company itself or of the entities it Controls or in which it has a significant influence, provided that, if such members are elected by the a shareholders' meeting, it will be deemed that they have the necessary pardon from the Company for all legal purposes.

     ARTICLE TWENTY-FIVE. ADDITIONAL LIABILITIES.

     In addition to the provisions of Article Twenty-Two and Twenty-four above, once at least 51% (fifty-one percent) of the shares representing the capital stock of the Company are placed among the investing public at large in a domestic or international securities market or in both of them, the members of the Board of Directors of the company will be liable to the Company and to the shareholders for the acts set forth below, provided that the directors will have the liabilities corresponding to them in terms of Mexican legislation as from the date on which they take their respective offices:

     1. For the loss of over two thirds of the capital stock, which is a cause for the dissolution of the Company, whenever such loss is the result of their negligence, in which case, the directors will be liable to the Company for any damages or losses to its assets, as well as those caused to the shareholders in connection with the aforementioned dissolution, if such is declared.

     The respective action against the members of the Board of Directors may be initiated by resolution of the shareholders' meeting and must relate to the amount of the indebtedness of the Company. In any event, the liability for the members of the Board of Directors includes only the liability to the Company and not with respect to any other creditors or third parties, including tax authorities.

     The members of the Board of Directors are liable to the shareholders in particular, only with respect to any damages and losses to the assets of the Company that are a consequence of acts carried out in excess of the scope of their authority or in contravention of these bylaws.

     2. In accordance with articles 271, 272 and 273 of the Commercial Insolvency Law, whenever the directors are responsible for the acts giving rise to the insolvency.

     In the event that the bankruptcy is fraudulent, the Public Prosecutor will be in charge of exercising the appropriate legal actions.

     3. For carrying out acts in excess of their authority.

     4. For the non-performance of their obligations under the law and these corporate bylaws, in the understanding that such liability will be evaluated based on the Securities Market Law.

     Further, the members of the Board will be jointly liable to the Company, in the event that they fail to notify the surveillance body of the Company or the shareholders' meeting, with respect to irregularities perpetrated by past administrations, as soon as they have knowledge thereof.

     Any liability the administrators have to the Company may be validated by means of (i) the express approval of the performance of their obligations by the shareholders' meeting; (ii) the implicit approval of the statement of financial position by the shareholders' meeting; or (iii) the execution, by the directors, of the resolutions of the shareholders' meeting in strict observance of the instructions received by it.

                               OPERATING COMMITTEE

     ARTICLE TWENTY-SIX. OPERATING COMMITTEE.

     The Company will have an Operating Committee to be made up of 4 (four) members to be designated by the Board of Directors, pursuant to Articles Eighteen and Nineteen hereof. The Operating Committee will be chaired by one of the members of such Committee, which will be appointed by the members of the Board of Directors appointed by the Series "BB" shareholders, who will have a deciding vote in the event of a tie. The Operating Committee may have a non-member Secretary designated by a majority vote.

     The Operating Committee will have the following duties and powers:

          1. Preparation and presentation to the Board of Directors of the Company of the business plan and annual investment program;

          2. Presentation of proposals to the Board of Directors of the Company with respect to (A) the dividend policy of the Company, if any and (B) the application of the profits of the Company, if any;

          3. Preparation and presentation to the Board of Directors of the Company of the master development program of the airports that are operated by the Company's subsidiaries and any amendments thereto;

          4. To propose to the Board of Directors of the Company the management and corporate structure of the group to which the Company belongs;

          5. To propose to the Board of Directors alliances and associations with third parties with respect to the Main Business Line;

          6. To make proposals to the Board of Directors as to how the Company will vote the shares representing the capital stock of the Company's subsidiaries in such subsidiaries shareholders' meetings, including those in which the airport administrators for the airports such subsidiaries have under concession are appointed, provided that the vote proposal must tend to comply with the master development plans;

          7. Determination of the form of administration of the Company's subsidiaries;

          8. Approval of Investments within the Main Business Line outside the annual budget under $2,000,000.00 (two million U.S. Dollars), provided that the respective acquisitions will be subject to the procedures established in these bylaws;

          9. Determination of the labor policies and labor force other than the first managerial level that reports to the Chief Executive Officer.

     The Operating Committee will meet whenever called personally, via certified mail with return receipt requested, via fax or through any other means agreed upon by its members by the Chairman or by two (2) members of the Committee, but in any event, it will meet at least once every two months and will always report the activities of each meeting to the Board of Directors. The members of the Committee will act as a collegiate body and their authority may not be delegated to individuals such as Directors, managers, advisors, delegates, attorneys in fact or other equivalent officers. The Operating Committee meetings will be valid with the presence of at least three (3) of the members thereof on a first call and subsequent calls and the resolutions will be valid when adopted by the favorable vote of at least the majority of the attending members, provided that, in the case of a tie, the Chairman will have a deciding vote. A member of the Auditing Committee must always be called to Committee meetings who may opine but who may not vote at such meetings.

                      NOMINATION AND COMPENSATION COMMITTEE

     ARTICLE TWENTY-SEVEN. INTEGRATION AND AUTHORITY.

     The Company will have a Nomination and Compensation Committee, which will be composed by an odd number of members as appointed by the shareholders' meeting, but at least one of its members must be elected by the Series "B" shareholders and another must be elected by the Series "BB" shareholders. The remaining members of the Nomination and Compensation Committee will be designated by agreement of both members elected by the shareholders, and if those members do not reach an agreement, the remaining members will be appointed by majority vote at a shareholders' meeting. The members of the Nomination and Compensation Committee will hold office for one year or until the persons designated to replace them take office. The Chairman and Secretary will be appointed by the majority vote of its members, and the Chairman will have no deciding vote in the event of a tie. The Secretary may act as such without being a member of the Committee. Such Committee will have the following authority:

     1. To propose at the shareholders' meeting of the Company a list of the names of the persons who, in its opinion, and after being interviewed by the Committee, must be a part of the Board of Directors of the Company, in case the current Board members upon the formation thereof are not ratified in their positions by the shareholders' meeting. When selecting the candidates for the Board of Directors, the Nomination and Compensation Committee must consider persons of renowned experience in the main line of business of the Company, as well as persons who do not have a Conflict of Interest Relationship therewith and, insofar as it is necessary, that the candidates that they propose qualify as independent advisors in accordance with applicable legislation;

     2. Submit for consideration to the Board of Directors of the company that renders services to the corporate group to which the Company belongs, the names of the individuals who, in its opinion, after being interviewed by the Committee, should occupy the positions of the first hierarchical levels of the Company's subsidiaries, and the area directors other than the officers designated by the Series "BB" members of the Board of Directors;

     3. Propose to the shareholders' meeting or to the Board of Directors, as appropriate, the compensation both for the members of the Board of Directors of the Company and its subsidiaries, as well as for the officers of the first two managerial levels of the Company's subsidiaries, including the Chief Executive Officer and area directors;

     4. After hearing the opinion of, or based on the proposal of the Auditing Committee, submit for consideration to the shareholders' meeting of the Company, the removal of members of the Board of Directors of the Company as well as the officers thereof;

     5. Carry out consultations that, if necessary, must be made to expert third patties on the various business lines of the Company, in order to adopt any decisions that may be required; and

     6. Submit to the Board of Directors and the shareholders' meeting a report on its activities, at least every year, whenever requested, or whenever, in its opinion, the Board of Directors and the shareholders' meeting should be made aware of its activities.

     ARTICLE TWENTY-EIGHT. MEETINGS.

     The Nomination and Compensation Committee will meet at any moment when duly called either personally, via certified mail with return receipt, via fax or through any other means agreed upon by its members, by the Chairman or the Secretary of the Board of Directors or any two (2) Board members, or by the Chairman or the Secretary of the Nomination and Compensation Committee and will inform the Board of Directors about its activities at each Board of Directors' meeting.

     The Committee members will act as a collegiate body and their authority may not be delegated to individuals such as Directors, managers, advisors, delegates, attorneys in fact or other equivalent officers. In order for the meetings of such Committee to be considered duly convened, the presence of at least the majority of its members will be required and the resolutions will be valid when adopted by the favorable vote of at least the majority of its members. A member of the Auditing Committee must always be called to Committee meetings who may opine but who may not vote at such meetings.

                               AUDITING COMMITTEE

     ARTICLE TWENTY-NINE. SURVEILLANCE.

     The Board of Directors, through the Auditing Committee and the External Auditor of the Company will be in charge of supervising the management, conduction and carrying out of the businesses of the Company. All such bodies will act within the scope of their respective authority, as provided under the Securities Market Law.(10)

     In addition to the specific duties and authorities set forth under these bylaws and the Securities Market Law for the Auditing Committee, such Committee will have all the authorities and duties provided for the Corporate Practices Committee under the Securities Market Law.

     The Company will not be subject to the provisions under Article 91, section V of the General Law of Business Entities, nor under Articles 164 to 171, 172, last paragraph, 173 and 176 of such Law.

     ARTICLE THIRTY. INTEGRATION AND AUTHORITY.

     The Auditing Committee will be composed exclusively of independent members and by a minimum of three members appointed by the Board of Directors.

     The members of the Auditing Committee shall be in office for one year or until the persons designated to replace them take office. For each permanent member, a substitute will be appointed, who will only be able to substitute the permanent member for whom he was appointed.

     When for any reason the minimum number of members of the Auditing Committee does not exist and temporary members have not been appointed pursuant to Article 24 of the Securities Market Law, any shareholder may request the Chairman of the Board of Directors to call, within the term of three calendar days, a general shareholders' meeting to make the necessary appointments. If the meeting is not called within such term, any shareholder may request any competent judicial authority of the Company's domicile to call a meeting. If the meeting is not held or if no appointment during the meeting, the judicial authority of the Company's domicile, upon the request and proposal of any shareholder, will appoint the members as appropriate, who will hold office until the general shareholders' meeting makes the definitive appointment.(11)

----------
(10) Article 41 of the new Securities Market Law

(11) Article 25 of the new Securities Market Law

     The Auditing Committee will have the authority and duties set forth under Articles 41, 42, 43 and other applicable articles of the Securities Market Law with regard to the surveillance of the management, conduction and carrying out of the Company's business.

     The Chairman of the Auditing Committee, will be appointed and/or removed exclusively by the general shareholders' meeting, may not preside the Board of Directors and must be elected based on his/her experience, recognized capacity and professional prestige. The Chairman of the Auditing Committee must prepare an annual report on the activities of such body and present it to the Board of Directors. Such annual report must contemplate, at least, the following matters:

     (i) With regard to corporate practices: (a) Comments with respect to the performance of relevant officers. (b) Transactions with related persons during the period reported, detailing the characteristics of significant transactions.
(c) The complete compensation package of or total payments to the Chief Executive Officer of the Company. (d) The permissions granted by the Board of Directors to allow a director, relevant officer or person with executive authority in terms of the Securities Market Law to take advantage of business opportunity for himself/herself or third parties, in terms of Article 28, section III, f) of the Securities Market Law.

     (ii) In auditing matters: (a) The state of the internal control and internal auditing system of the Company and other entities Controlled by the Company, and, if any, the description of their faults and deviations, as well as of the areas that need improvement, taking into account the opinions, reports, communications and the opinion of the external auditor, as well as the reports prepared by the independent experts that may have provided their services during the period covered by the report (b) The description and follow-up of preventive and corrective measures implemented based on the results of the investigations on the violation of operating and accounting guidelines and policies, whether of the Company itself or of the entities it Controls. (c) An evaluation of the performance of the entity that provides external auditing services, as well as of the External Auditor in charge of such. (d) Description and assessment of the additional or supplementary services that, if any, are provided by the entity in charge of performing the external auditing, as well as those provided by independent experts. (e) The principal results of the review of the financial statements of the Company and of the entities it Controls. (f) The description and effects of the amendments to the accounting policies approved during the period covered by the report. (g) The measures adopted as a result of the comments that are considered relevant, made by shareholders, directors, relevant officers, employees and, in general, by any third party, with respect to the accounting, internal controls and issued related with the internal or external auditing or otherwise derived from reports of irregularities observed in the management. (h) The follow-up of the resolutions of shareholders' meetings and Board of Directors meetings.

     To prepare the reports mentioned under this Article, as well as the opinions indicated under Article 42 of the Securities Market Law, the Auditing Committee must hear the relevant directors; in case of having differing opinions, such differing opinions will be included in the mentioned reports and opinions.

     The Auditing Committee will have the following duties and authority:

     1. Request the opinion of independent experts in the cases it deems convenient, to correctly perform it duties or when required by the Securities Market Law or general provisions.

     2. Call shareholders' meetings and request the insertion in the agenda of such meetings the items for discussion it deems appropriate.

     3. Oversee that internal controls and mechanisms (including, without limitation, the approval of administrative procedures and internal control regulations) are established that allow it to verify that the actions and operations of the Company and of the entities it Controls, follow applicable laws and provisions, as well as implement methods that permit reviewing compliance with the above.

     4. Inform the Board of Directors of the situation or state of the internal controls and mechanisms, as well as of the internal auditing of the Company or of the entities it Controls, including any irregularities detected.

     5. Prepare the opinions on matters on which it is competent pursuant to the Securities Market Law. Among others, the Auditing Committee will prepare the opinion mentioned under Article 28, section IV, paragraph c) of the Securities Market Law regarding the contents of the report presented by the Chief Executive Officer and will submit it to the consideration of the Board of Directors for its subsequent presentation to the shareholders' meeting, based upon the opinion of the External Auditor, among other considerations. Such opinion must determine at least:

          a. If the accounting and information policies and criteria followed by the Company are adequate and sufficient, considering its particular circumstances.

          b. If such policies and criteria have been consistently applied in the information presented by the Chief Executive Officer.

          c. If as a consequence of (a) and (b) above, the information presented by the Chief Executive Officer reasonably reflects the financial situation and results of the Company.

     6. Assist the Board of Directors in the preparation of the reports mentioned under Article 28, section IV, paragraphs d) and e) of the Securities Market Law with respect to the principal accounting and information policies and criteria, as well as the report on the operations and activities in which it was involved in the performance of its duties pursuant to these bylaws and the Securities Market Law.

     7. Supervise that the operations referred under Articles 28, section III and 47 of such Law, are carried out in accordance with the provisions set forth under such articles, as well as with the policies derived therefrom.

     8. Request the Board of Directors, the Committees, the relevant directors and other employees of the Company or of the entities it Controls, to submit reports on the preparation of the financial information and of any other information it deems necessary to perform its duties.

     9. Investigate potential violations of which it is aware of, in connection with the operations, operation guidelines and policies, internal control and internal audit system and accounting records, whether in the Company or in the entities it Controls, for which it must examine the documents, records and other evidence, to the extent necessary to carry out such surveillance.

     10. Supervise compliance by the members of the Board of Directors and officers of the Company and its subsidiaries of the provisions of these bylaws, the bylaws of its subsidiaries and of the guidelines issued in accordance herewith and therewith.

     11. Receive observations or comments from shareholders, directors, relevant officers, employees and in general, from any third party regarding the matters discussed in the preceding paragraph, as well as carry out the actions it deems appropriate in connection with such observations.

     12. Establish and publish the procedures for the receipt, processing and system of complaints received by the Company in connection with accounting, internal accounting controls or matters related with audits, and the confidentiality and anonymous presentation by Company employees of concerns relating to questionable audits or accounting.

     13. Call periodic meetings with relevant officers, as well as provide any kind of information relative to the internal auditing and control of the Company or of the entities it Controls.

     14. Inform the Board of Directors of important irregularities detected while performing its duties and, if any, of the corrective measures adopted or propose measures that must be applied.

     15. Supervise that the Chief Executive Officer executes and complies with the resolutions of the shareholders' meetings and meetings of the Board of Directors, pursuant to the instructions given by such meetings or Board.

     16. Supervise compliance with the corporate practices established under the General Law of Business Entities, the Securities Market Law or other laws or provisions that substitute them, as well as under these bylaws and the protection of the rights of the minorities established hereunder.

     17. Supervise that the activities of the members of the Board of Directors and of the officers of the first two management levels of the Company and its subsidiaries follow applicable legal provisions.

     18. Present recommendations to the Nominations and Compensations Committee with regard to the removal of members of the Board of Directors of the Company and its subsidiaries, as well as of the officers thereof, for violations to the provisions of these bylaws or any law or regulation applicable to the Company.

     19. Appoint and remove the Internal Auditor of the Company and establish the duties and authority of such officer.

     20. Discuss the financial statements of the Company with the persons in charge of preparing and reviewing them, and based on the above, recommend the Board of Directors to approve or reject such statements.

     21. Designate the External Auditor of the Company and propose the hiring of such officer to the Board of Directors.

     22. Approve the procedures for the prior approval with respect to the commitment of the independent auditors to provide auditing and non-auditing services. The Auditing Committee must, in accordance with such procedures, approve in advance all auditing and non-auditing services provided by independent auditors, as required by any laws or regulations applicable to securities markets where the Company's shares are quoted.

     23. Evaluate the performance of the person that provides external auditing services, as well as review the opinions, reports or other information prepared and delivered by the External Auditor. For such purpose, the committee may require the presence of such External Auditor when it deems appropriate, provided that it must meet with such External Auditor at least once a year.

     24. Review, together with the External Auditor, the financial information that must be included in the Company's annual report, including the information contained in the section "Comments and Analysis of the Management on the Results of the Operation and Financial Situation of the Company", its judgment on the quality, not only its agreement, with respect to the accounting principles, the reasonableness of the opinions given in the preparation of the financial statements and the clarity of the information presented therein. The Auditing Committee must also discuss the results of the annual audit and any other matters that the independent auditors must communicate to the Auditing Committee.

     25. Prepare an annual report on its activities and submit it to the Board of Directors.

     26. Review, together with independent auditors, any problems or difficulties that the auditors encounter in connection with the annual audit or any others, as well as any communication to the management of the Company sent by the auditors and the response to such communication by the Company. Such review must include (i) any restrictions on the scope of the activities or access to the information required; (ii) any disagreements with the management with regard to generally accepted accounting principles and other matters; and (iii) significant adjustments to the financial statements recommended by independent auditors and adjustments that were proposed but not accepted, regardless of their relevance.

     27. It will have authority to (i) investigate any matter that calls its attention with full access to all books, records, facilities and personnel of the Company; (ii) have external legal counsel, accountants or other advisors that assist the Auditing Committee and (iii) require any officer or employee of the Company, the external advisors of the Company, the internal auditors, auditing services providers or independent auditors to attend the Auditing Committee meetings or to meet with any member of or advisor of the Auditing Committee. The Company must grant sufficient funds to the Auditing Committee to pay the fees of independent auditors and of any other advisors required by the Company, as well as the necessary or reasonable administrative expenses incurred by the Auditing Committee in performing its duties.

     28. All others provided under these bylaws and the Securities Market Law.

     ARTICLE THIRTY-ONE. MEETINGS.

     The Auditing Committee will meet at any time when duly called personally, via certified mail with return receipt, via fax or through any other means agreed upon by its members, by the Chairman or the Secretary of the Board of Directors or any two members, or by the Chairman or the Secretary of the Auditing Committee and it will inform the Board of Directors about its activities at each of the Board of Directors' meetings.

     The members of the Committee will invariably act as a collegiate body and their authority may not be delegated to individuals such as Directors, managers, advisors, delegates, attorneys in fact or other equivalent officers. In order for the meetings of such Committee to be considered duly convened, the presence of at least the majority of the members thereof will be required and the resolutions will be valid whenever adopted by the favorable vote of at least the majority of the members thereof.

     ARTICLE THIRTY-TWO. DELEGATE.

     The Auditing Committee will designate from among its members a special delegate, who will have authority to monitor the performance of the Strategic Partner in connection with the obligations of the latter under the Technical Assistance Agreement.

                      ACQUISITIONS AND CONTRACTS COMMITTEE

     ARTICLE THIRTY-THREE. INTEGRATION.

     The Board of Directors will appoint an Acquisitions and Contracts Committee to be formed by the odd number of members that the shareholders' meeting agrees, from which at least one member will be designated by Series "BB" shareholders. The members of the Acquisitions and Contracts Committee will hold office for a year or until the persons appointed to replace them take office.

     The Acquisitions and Contracts Committee will meet at any moment when duly called personally, via certified mail with return receipt, via fax or through any other means agreed upon by its members, by the Chairman or the Secretary of the Board of Directors or by any two of its members, or by the Chairman or Secretary of the Committee itself and will inform the Board of Directors about its activities in each Board of Directors' meeting.

     The members of the Committee will invariably act as a collegiate body and their authority may not be delegated to individuals such as Directors, managers, advisors, delegates, attorneys in fact or other equivalent officers. In order for the meetings of this Committee to be considered duly convened, the presence of the majority of its members will be required, and its resolutions will be valid when taken by the favorable vote of at least the majority of its members. A member of the Auditing Committee must always be called to Committee meetings who may opine but who may not vote at such meetings.

     The Acquisitions and Contracts Committee will verify compliance with the rules set forth below and, as applicable, approve the transactions or agreements of acquisition of property or services, or contracting of works or sale of assets which the Company or any of its subsidiaries intend to enter into, commit or undertake (hereinafter, the "Transactions"). Such Transactions will be subject to the following rules:

     1. Any individual or cumulative Transaction equal or greater than $50,000.00 U.S. Dollars (Fifty Thousand U.S. Dollars) will be reported to the Acquisitions and Contracts Committee of the Company.

     2. Any individual or cumulative Transaction equal to or higher than $400,000.00 U.S. Dollars (Four Hundred Thousand U.S. Dollars) must be reported prior to its execution to the Acquisitions and Contracts Committee, so that the latter may approve such execution and, once it is approved, such Transaction must be reported by the latter to the Board of Directors of the Company and, whenever such Transaction is carried out with a Related Person or a Relevant Shareholder, or exceeds the sum of $2,000,000.00 U.S. Dollars (Two Million U.S. Dollars), the Board of Directors will report such Transaction to the shareholders' meeting identifying the parties to the corresponding agreements.

     3. Additionally, any individual or cumulative Transaction equal to or higher than $400,000.00 U.S. (Four Hundred Thousand U.S. Dollars) dollars will be carried out after conducting a public bidding process for the respective contract, in accordance with the rules determined by the Acquisitions and Contracts Committee itself. All the procedures of the bidding process will be supervised at all times by the Acquisitions and Contracts Committee.

     4. Any contract related to construction activities in the airports operated by the subsidiaries of the Company or the purchase of assets and services not included in the Technical Assistance Agreement in which the Strategic Partner or Related Persons thereto may participate, will be valid with respect to the Company when awarded after a bidding process where at least 3

(three) other contractors participate (the "Third Parties"), different from the Strategic Partner or any Related Person thereto. In case of project contracts, the Delegate of the Auditing Committee will perform the auditing supervision of the works carried out through an independent project supervising company of international recognition. In the event that in the bidding process the Strategic Partner or the Related Persons thereto, if any, are under equal circumstances as to price, quality and opportunity, the contract will be awarded to a Third Party. The Acquisitions and Contracts Committee will establish the standards to which the bidding process will be subject.

     5. The Acquisitions and Contracts Committee will not authorize the execution of contracts with any persons against which (a) a lawsuit for damages and losses may have been filed in terms of paragraph 9 below and who may have been found at fault by a competent authority, or (b) with respect to which the project supervising company referred to in paragraph 4 above may have reported irregularities in the performance of any works and such irregularities have been confirmed by the Acquisitions and Contracts Committee and reported at the general shareholders' meeting. The limitation referred herein will be effective for a term of 5 (five) years as of the date on which a competent authority ruled against the relevant persons had or as of the date on which the irregularities were reported to the Acquisitions and Contracts Committee, as applicable.

     6. No officer of the Company or its subsidiaries may carry out Transactions equal to or higher than $400,000.00 U.S. Dollars (Four Hundred Thousand U.S. Dollars), without the prior authorization from the Acquisitions and Contracts Committee. Consequently, any Transaction in contravention of the foregoing will be null and void; except in cases of emergency that justify such action, in which the Chairman may carry out transactions or contract in a direct way the services which may be necessary in amounts of up to $2,000,000.00 Dollars (Two Million U.S. Dollars). In such cases the Chairman will be obligated to inform in the next immediate meeting to Acquisitions and Contracts Committee the reasons that justify such transaction.

     7. Any shareholder or group of shareholders of the Company who are holders of shares representing 2% (two percent) or more of the capital stock, may request and review, at any time, the details of the agreements submitted to the general shareholders' meeting, in which case, the Board of Directors will make available such documents to them within the next 15 (fifteen) business days and for a term of 15 (fifteen) business days.

     8. The authorizations that the Acquisitions and Contracts Committee grants with respect to the Transactions of the subsidiaries of the Company, will be granted by the vote of the shares representing the capital stock owned by the Company at the shareholders' meetings of such companies held for such purpose, or by means of the execution of unanimous agreements in writing. For such purpose, a general power of attorney for acts of administration will be granted to the Acquisitions and Contracts Committee, on the terms of the second paragraph of article 2554 of the Federal Civil Code.

     9. In the event that any shareholder of the Company or of the Strategic Partner or any Related Person thereto executes a Transaction in contravention of the above provisions, based on Articles 2028 and 2117 of the Federal Civil Code, any shareholder or group of shareholders holding at least 1% (one percent) of the capital stock may file a lawsuit for damages and losses against any infringing shareholder and will be entitled to request that a proceeding be filed against the officer who may have acted in violation to the above. The assets which may be obtained as a result of such claim will be received by the Company.

     For the purposes of this Article, "Relevant Shareholder" will mean any person or group of persons who own or holds a direct or indirect interest of 5% or more in the capital stock of the Company.

                                GENERAL DIRECTION

     ARTICLE THIRTY-FOUR. CHIEF EXECUTIVE OFFICER.

     The Chief Executive Officer will be in charge of the management, conduct and carrying out of the businesses of the Company and of the entities it Controls, following for such purpose the strategies, policies and guidelines approved by the Board of Directors.

     The Chief Executive Officer, to perform his/her duties, will have full authority and power to represent the Company in any act of management and any lawsuits or collection procedures, including the special powers that require special clause under law. Insofar as acts of ownership are concerned, the Chief Executive Officer will have the powers that the Board of Directors determines.

     Notwithstanding the above, the Chief Executive Officer must:

     1. Submit to the Board of Directors for approval the business strategies of the Company and of the entities it Controls, based on the information they provide.

     2. Execute the resolutions of the shareholders' meetings and Board of Directors, pursuant to the instructions, if any, given by such meeting or Board.

     3. Propose to the Auditing Committee the guidelines of the internal control and internal auditing systems of the Company and of the entities it Controls, as well as execute the guidelines approved for such purpose by the Board of Directors.

     4. Sign the relevant information of the Company, together with the relevant officers in charge of preparing it, within the scope of their authority.

     5. Disclose the relevant information and events that must be disclosed to the public, subject to the provisions of the Securities Market Law.

     6. Comply with the provisions relative to the execution of transactions involving the acquisition and placement of Company shares.


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

     7. Implement, whether on his/her own or through an authorized delegate, within the scope of his/her authority or per the instructions of the Board of Directors, resulting corrective actions for which he/she has responsibility.

     8. Verify that the capital contributions made by the shareholders, if any, are actually made.

     9. Comply with the requirements set forth under these bylaws and applicable law with regard to the dividends paid to shareholders.

     10. Ensure that the accounting, records, filing or information systems of the Company are maintained.

     11. Prepare and present to the Board of Directors the report mentioned under Article 172 of the General Law of Business Entities, except as provided under paragraph b) of such article.

     12. Establish internal controls and mechanisms to verify that the actions, transactions and operations of the Company and of the entities it Controls, comply with applicable laws and provisions, as well as follow up the results of such internal mechanisms and controls and take the necessary measures.

     13. Bring actions as provided under the Securities Market Law and these bylaws, against related persons or third parties that presumably may have caused damages to the Company or to the entities it Controls or in which it has significant influence, unless the Board of Directors determines, after considering the opinion of the Auditing Committee, that the damages caused are not material.

     ARTICLE THIRTY-FIVE. RELEVANT OFFICERS.

     The Chief Executive Officer will be assisted by the relevant officers appointed for such purpose and by any employee of the Company or of the entities it Controls to perform his/her duties and carry out his/her activities.

     The provisions contained under Articles 45, 46 and other applicable articles of the Securities Market Law will be applicable to the Chief Executive Officer.

                              SHAREHOLDERS MEETINGS

     ARTICLE THIRTY-SIX. CLASSES.

     The shareholders' meetings will be general, ordinary and extraordinary or special and all of them will be held at the corporate domicile of the Company. Extraordinary shareholders meetings will be, (i) those called to discuss any of the matters specified under Article 182 of the General Law of Business Entities and under Article 47 of the Securities Market Law; and (ii) those called to resolve the cancellation of the registration of the shares of the Company in the


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National Registry of Securities, the Stock Exchange, and in other national or foreign stock exchanges where they may be registered, except for trading systems and other markets not organized as stock exchanges; any other general shareholders' meetings will be ordinary, unless they are shareholders' meetings held to discuss any matter affecting one class or series of shares in particular, in which case, the shareholders' meetings will be special.

     ARTICLE THIRTY-SEVEN. CALLS.

     The calls for shareholders meetings will be made by the Chairman, the Secretary, by two members of the Board of Directors or by the Auditing Committee.(12) Any shareholder or group of shareholders holding at least 10% (ten percent) of the outstanding shares of the Company may request at any time the Board of Directors or the Auditing Committee to call a shareholders' meeting to discuss the matters specified in their request. Any shareholder will have the same rights in any of the cases contemplated by Article 185 of the General Law of Business Entities. If the Board of Directors or the Auditing Committee, as applicable, do not issue the call within the 15 (fifteen) calendar days following receipt of a request, pursuant to the above, the competent judicial authorities of the domicile of the Company, at the request of the shareholder or shareholders who are eligible to request such a call, after proving that they are eligible, will issue the respective call.

     Furthermore, the Auditing Committee will have the authority to insert in the agenda of the notices of shareholders' meetings the issues for discussion such Committee deems pertinent.(13)

     ARTICLE THIRTY-EIGHT. PUBLICATION OF NOTICES OF MEETINGS.

     The calls for the shareholders' meetings will be published in the Official Gazette of the Federation and in a newspaper of nation-wide circulation at least 15 (fifteen) calendar days prior to the date set for the shareholders' meetings. The calls must specify the place, day and hour of the meeting, will contain the Agenda with a clear explanation of the matters to be discussed therein and will be signed by the person or person making such calls, in the understanding that if they are made by the Board of Directors, it will suffice to have the signature of the Chairman or the Secretary of such body, or the delegate designated by the Board of Directors for such purpose.

     Shareholders' meetings may be held without the need of a prior call, when all of the outstanding shares representing the capital stock of the Company are represented at the shareholders' meeting.

     From the moment that the call for a shareholders' meeting is published, the information and documents related to each of the items on the agenda will immediately be available to the shareholders, at no cost.

----------
(12) Article 42 (I) (c) of the new Securities Market Law

(13) Article 42 (I) (c) of the new Securities Market Law


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

     ARTICLE THIRTY-NINE. ATTENDANCE.

     Only the Shareholders registered in the Share Registration Book of the Company as the owners of one or more shares, will be admitted at the shareholders' meetings of the Company, provided they have obtained the respective admittance card. The Share Registration Book will close 3 (three) business days prior to the date scheduled for the meeting.

     In order to attend shareholders' meetings, the shareholders must show the respective admittance card, which will be issued only upon request and which must be requested at least one business day prior to the date scheduled to hold the meeting, together with the deposit certificate with the Secretary of the Company of the corresponding share certificates, or the deposit certificates of such shares issued by any institution for the deposit of securities, by a national or foreign credit institution, in the terms of the applicable provisions of the Securities Market Law. The shares deposited in order to be entitled to attend the shareholders' meetings will not be returned until after the meeting takes place, by the delivery of the receipt issued therefor to the shareholder or his/its representative.

     The members of the Board of Directors may not represent the shareholders at shareholders' meetings. The shareholders may be represented at shareholders' meetings by the person or persons designated by means of a proxy letter signed before two witnesses or through forms prepared by the Company which clearly indicate its name as well as the respective agenda; the items referred under articles 181 and 182 of the General Law of Business Entities may not be included under the category of general matters, and a space to include instructions from the grantor for the exercise of the proxy must be provided. The aforementioned forms must be available to the shareholders or the intermediaries of the securities market authorized to represent them in the period indicated under article 173 of the General Law of Business Entities. The Secretary of the Board of Directors will have the duty to confirm that the rules set forth in this paragraph are observed and report to the meeting which will be recorded in the corresponding minutes.

     ARTICLE FORTY. MINUTES.

     The minutes of shareholders' meetings will be transcribed into a book specially kept for such purpose and will be signed by the persons acting as Chairman and Secretary of the meeting and by any shareholders or their representatives who may wish to do so. The certificate of any corporate action adopted by the shareholders in accordance with Article Thirty-Eight hereof will be transcribed into such book.

     ARTICLE FORTY-ONE. CHAIRMAN AND SECRETARY.

     The shareholders' meetings will be chaired by the Chairman of the Board of Directors and, in his absence, by the person designated by the majority vote of the attending shareholders. The Secretary of the Board of Directors will act as Secretary at the shareholders' meetings and, in his absence, the person designated by the majority vote of the attending shareholders will act as such.

     ARTICLE FORTY-TWO. ORDINARY SHAREHOLDERS' MEETING.


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

     Ordinary shareholders meetings will be held at least once a year within the first four months following the close of each fiscal year. In addition to the matters specified in the Agenda ordinary meetings will: (i) discuss, approve or amend the Report of the Board of Directors contemplated under Article 172 of the General Law of Business Entities (the last paragraph of such article will not be applicable); (ii) the members of the Board of Directors and members of the Committees of the Company will be designated or ratified; (iii) the compensation for the members of the Board of Directors and members of the Committees of the-Company will be determined, taking into consideration the proposals of the Nomination and Compensation Committee; and (iv) the report referred under
Article 172 of the General Law of Business Entities will be presented to the shareholders, with respect to the Company or companies where the Company is the holder of the majority of the shares, when the value of the investment in each one of them exceeds 20% (twenty percent) of the working capital, according to the financial statement as of the close of the respective fiscal year.

     ARTICLE FORTY-THREE. WRITTEN RESOLUTIONS.

     Any resolutions that to be adopted, require holding a shareholders' meeting, may be adopted without holding a shareholders' meeting, through the unanimous written consent of all the shareholders entitled to vote if such a shareholders' meeting would have been held. The resolutions adopted in the manner described above will produce the same effects and have the same legal consequences as other resolutions adopted in the course of a shareholders' meeting. Whenever the resolutions of the shareholders are adopted with their unanimous written consent, no call or other formality will be necessary, other than the signature of all the shareholders entitled to vote on the document evidencing the adoption of the relevant resolutions. All those documents will be attached to the Shareholders' Meetings Minutes Book kept in accordance with the terms in Article Forty of these Bylaws.

                        VOTING AT SHAREHOLDERS' MEETINGS

     ARTICLE FORTY-FOUR. VOTING.

     Each share will be entitled to one vote at shareholders' meetings.

     Any shareholder or group of shareholders that represent at least 10% (ten percent) of the shares represented at a meeting, will be able to request that the vote with respect to any matter about which they do not consider themselves to be adequately informed is postponed, in accordance with the terms and conditions set forth under article 199 of the General Law of Business Entities.

     The shareholder or group of shareholders that represents 20% (twenty percent) of the capital stock may judicially oppose the resolutions of the general meetings with respect to which they have voting rights in accordance with articles 201 and 202 of the General Law of Business Entities.

     ARTICLE FORTY-FIVE. QUORUMS.


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

     In order for ordinary shareholders' meetings held by virtue of a first call to be valid, at least 50% (fifty percent) of the shares representing the capital stock must be represented at the meeting and resolutions will be valid if adopted by the favorable vote of the majority of the shares present or represented at the meeting (a "Majority Vote"). The ordinary shareholders meetings held by virtue of a second or subsequent call will be validly held regardless of the number of shares represented at the meeting and resolutions will be validly adopted by a Majority Vote.

     In order for extraordinary or special shareholders' meetings held by virtue of a first or subsequent call to be valid, at least 75% (seventy-five percent) of the shares representing the capital stock must be represented at the meeting and the resolutions will be valid when adopted by the favorable vote of shares representing over 50% (fifty percent) of the capital stock of the Company. The above will be not applicable with respect to the resolutions referred to in Article Eight and the last paragraph of Article Ten of these bylaws, which will require to be valid, respectively, favorable vote of at least 95% (ninety-five percent) and 85% (eighty-five percent) of the capital stock of the Company, as well as the following matters that are reserved exclusively for the extraordinary shareholders meeting, which will be valid when adopted by the favorable vote of at least 75% (seventy-five percent) of the capital stock of the Company:

     1. Any amendment to the corporate bylaws to amend or eliminate the authority of the Committees created for the management of the Company and its subsidiaries or cancel or modify the rights granted to minorities;

     2. Any resolution implying cancellation or assignment of rights deriving from the concession titles granted by the Federal Government in favor of the Company or its subsidiaries;

     3. The early termination, by agreement between the parties, of the Participation Agreement entered into by and between the Company and the Strategic Partner;

     4. Any merger of the Company with companies not directly related with the main line of business of the Company and its subsidiaries; and

     5. Any division, dissolution or liquidation of the Company.

     ARTICLE FORTY-SIX. SERIES "BB" VETO RIGHTS.

     For as long as the Series "BB" shares represent at least 7.65% (seven point sixty-five percent) of the total subscribed and paid capital stock of the Company, in order for a shareholders' meeting to validly adopt any resolution with respect to the matters mentioned below, the favorable vote of the majority of the Series "BB" shares will be required:

      (i) approval of the financial statements of the Company;

     (ii) early liquidation or dissolution of the Company;

    (iii) capital stock increases or decreases of the Company;


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

     (iv) dividend declaration and payment;

      (v) amendment to the corporate bylaws of the Company;

     (vi) mergers, divisions or division of shares;

    (vii) granting or amendment of special rights of the series into which the capital stock is divided; and

   (viii) any decision the purpose of which is to amend or nullify the resolutions validly adopted by the Board of Directors in terms of Article Nineteen hereinabove.

                           SEVERANCE FROM THE COMPANY

     ARTICLE FORTY-SEVEN. WITHDRAWAL.

     In terms of Article 206 of the General Law of Business Entities, any shareholder may withdraw from the Company and request reimbursement of his/its shares. The reimbursement of the shares to be withdrawn will be at the lower of:
(i) 95% of the value quoted in a stock exchange, obtained from the average of transactions effected during the 30 (thirty) days during which the shares of the Company were negotiated prior to the date when the resolution which approved the withdrawal becomes effective during a period no longer than 6 months or, if the number of days during which the shares were negotiated is lower than 30, only the number of days during which the shares were negotiated will be taken into account, or (ii) book value of the shares pursuant to the balance sheet corresponding to the closing of the immediately preceding fiscal year to that on which the withdrawal will be effective, with the prior approval of the shareholders' meeting, provided such shareholder has voted against the resolutions adopted at the shareholders' meeting that determined the change of the corporate purpose, change of nationality, any transformation into another type of company, the merger or division of the Company, when the Company disappears as merged company, or in the event of dilution of his/its ownership in excess of 10% (ten percent) due to any kind of merger, provided he/it requests such withdrawal within the 15 (fifteen) days following the closing of the respective shareholders' meeting.

     Payment of the reimbursement will be due and payable by the Company as of the following day of the general ordinary shareholders' meeting that approved the balance sheet corresponding to the fiscal year in which withdrawal will be effective.

     ARTICLE FORTY- EIGHT. REPORT OF THE BOARD OF DIRECTORS.

     Within the 3 (three) months following the close of each fiscal year, the Board of Directors will prepare a report containing all the financial information required in accordance with Article 172 of the General Law of Business Entities and Article Twenty-Two, paragraph 3 of these corporate bylaws. The financial information, together with the documents supporting the same, will be made available and provided to the shareholders that require them at the corporate domicile with the same time in advance.


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

     ARTICLE FORTY-NINE. EXTERNAL AUDITOR.

     The Board of Directors will retain the external auditing firm for the Company that the Auditing Committee designates.

     Any change or removal of such auditor must be approved by majority vote of the members of the Auditing Committee.

     The External Auditor of the Company may be called to meetings of the Board of Directors, as an invitee, being able to opine but not to vote and abstaining from being present when any items on the agenda that represent a conflict of interest or that may compromise the independence of such auditor are discussed.

                         PROFITS AND LOSSES; FISCAL YEAR

     ARTICLE FIFTY. PROFITS.

     Subject to applicable legislation and to the reserves and provisions required thereunder, the net profits of each fiscal year will be distributed as follows:

     1. 5% (five percent) to establish and, if necessary, reestablish the legal reserve fund until it equals at least to 20% (twenty percent) of the capital stock;

     2. The amounts that the shareholders' meeting determines will be set aside, to create or increase general and special reserves;

     3. If the shareholders' meeting so determines, the capital reserves of the Company may be created or increased, as deemed advisable; and

     4. As applicable, for the payment of dividends to the Company's shareholders in the amount, form and terms determined by the general shareholders' meetings.

     ARTICLE FIFTY-ONE. LOSSES.

     Any losses, will be first compensated by the capital reserves and, if the capital reserves are not sufficient, by the capital stock.

     ARTICLE FIFTY-TWO. FISCAL YEAR.

     The fiscal years will run from January 1st to December 31st of each year, except for the year in which the Company is liquidated, if any.


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                           DISSOLUTION AND LIQUIDATION

     ARTICLE FIFTY-THREE. The Company will be dissolved in any of the cases provided under article 229 of the General Law of Business Entities.

     ARTICLE FIFTY-FOUR. Once the Company is dissolved, it will be put into liquidation. The liquidation will be entrusted to one or more liquidators appointed by the shareholders' meeting. If the shareholders' meeting fails to make such appointment, a civil or district judge of the domicile of the Company may make such appointment, upon request of any shareholder, in terms of Article 236 of the General Law of Business Entities.

     ARTICLE FIFTY-FIVE. In absence of specific instructions to the contrary given by the shareholders' meetings to the liquidators, the liquidation will be carried out pursuant to the following priorities:

     1. Conclusion of all pending business in the manner least detrimental for the creditors and shareholders;

     2. Collection of credits and payment of debts;

     3. The sale of the assets of the Company;

     4. The preparation of the final liquidation balance sheet; and

     5. The distribution of the remaining assets, if any, among the shareholders in proportion to their ownership interests.

                              TRANSITORY PROVISIONS

     ONE. Until the Securities Market Law published in the Official Gazette of the Federation on December 30, 2005 becomes effective:

     1. Messrs. Rafael Maya Urosa and Jose Manuel Canal Hernando, as well as their substitutes, will serve as Statutory Auditors of the Company with all the authority and duties contained under the bylaws of the Company as if such had not been amended and under the General Law of Business Entities.

     2. The name of the Company will omit the expression "Bursatil" and the initial "B".

     3. The authorities conferred upon the auditing and corporate practices committee, and the chief executive officer will be authorities of the Board of Directors and of the Statutory Examiner or Examiners, in accordance with the bylaws of the Company as if such had not been amended and with the General Law of Business Entities.

     TWO. In case the necessary quora to amend Articles Ten, Eleven and Twelve exist, in accordance with the bylaws of the Company, the amendments to such articles will be effective precisely on the date of approval thereof.


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

     THREE. Subject to the provisions of the following paragraph, in case any provision contained under these bylaws is contrary to the provisions of the Securities Market Law published on December 31, 2005 in the Official Gazette of the Federation and which will become effective on June 28, 2006, (the "New Law"), the provisions of the New Law will prevail over the bylaws.

     The above provided that the Company will not be bound to meet the requirements established under the New Law that in any way violate provisions, rights and/or obligations of the Company under agreements executed by the Company prior to June 28, 2006.


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